Distribution Services Addendum
For
Wilshire Variable Insurance Trust
Wilshire Mutual Funds, Inc.

This Distribution Services Addendum, dated October 1, 2016 is between Wilshire Variable Insurance Trust (the “Trust”), a Delaware statutory trust, Wilshire Mutual Funds, Inc. (the “Company”), a Maryland corporation (the Trust and the Company are referred to herein as a “Fund Company” and collectively as the “Fund Companies”), on behalf of the Funds listed on Schedule A to Distribution Agreement, dated October 1, 2016, and Ultimus Fund Distributors, LLC (“Ultimus”).

Distribution Services
1.	General Legal Consulting
Ultimus shall provide the following services for each Fund:

1.1.	negotiate and execute sub-distribution agreements with broker/dealers on behalf of Portfolios;

1.2.	coordinate and execute operational agreements (networking agreements, NSCC redemption agreements, etc.;

1.3.	coordinate and execute 401(k) agreements and shareholder service agreements with various record-holders and other financial intermediaries; and

1.4.	coordinate and execute service agreements with Supermarkets (e.g. Schwab, Fidelity, etc.) and other financial intermediaries.

2.	General Business Consulting
Ultimus shall provide the following services for each Fund:

2.1.	recommend opportunities for asset gathering or asset growth;

2.2.	identify best practices and suggest methods for improving internal efficiencies; and

2.3.	conduct general business planning.

3.	FINRA Review
Ultimus shall provide the following services for each fund:

3.1.	review and approve all collateral fund marketing materials to ensure compliance with SEC and FINRA advertising rules;

3.2.	conduct FINRA filing of materials;

3.3.	respond to FINRA comments on marketing materials; and

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3.4.	review and file Internet sites according to FINRA policies.

4.	Shareholder Servicing Support
Ultimus shall provide the following services for each fund:

4.1.
provide telephone access to a FINRA-licensed representative to respond to non-transaction related shareholder inquiries, specifically those regarding financial statements and performance information, as referred by the funds’ Transfer Agent;

4.2.	submit shareholder requests for literature to fulfillment services provider; and

4.3.	provide a group e-mail address for use in the funds’ Summary Prospectus and for the forwarding of non-transaction related e-mail shareholder inquiries from the funds’ Transfer Agent.

5.	Fulfillment Services
Ultimus shall provide the following services for each fund:

5.1.	coordinate reduced-rate pricing with preferred vendor;

5.2.	oversee fulfillment vendor and coordinate for best practices;

5.3.	assign inventory codes and conduct inventory management;

5.4.	review and coordinate vendor invoice approval with funds’ Advisor; and

5.5.	provide “best practices” advice for minimizing fulfillment costs.

5.6.	provide such periodic reports as agreed to by the parties;

The parties duly executed this Distribution Services Addendum as of September 2, 2016.

	Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. On behalf of all Funds listed on Schedule A to the Distribution Agreement		Ultimus Fund Distributors, LLC

By:	/s/ Jason Schwarz	By:	/s/ Mark J. Seger
Name:	Jason Schwarz	Name:	Mark J. Seger
Title:	President	Title:	Managing Director

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